Exhibit 5.1

CONYERS DILL & PEARMAN PTE. LTD. 9 Battery Road #20-01 MYP Centre Singapore 049910 T +65 6223 6006 conyers.com

11 April 2025

Matter No. 1004301

Ref: CB/AL/RLX/MY/AP_Legal#110800371

The Generation Essentials Group

Cricket Square, Hutchins Drive

P.O. Box 2681, Grand Cayman

KY1-1111, Cayman Islands

Dear Sir/Madam,

Re: The Generation Essentials Group (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form F-4 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of up to 19,125,000 Class A Ordinary Shares with a par value of US$0.0000000264856557377049 each of the Company (the “Class A Ordinary Shares”) and up to 16,220,000 Class A Ordinary Shares (the “Warrant Shares”) of the Company issuable upon exercise of the warrants to purchase Class A Ordinary Shares (the “Warrants”) issued to the holders thereof pursuant to the Warrant Agreement (as defined below).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of:

1.1.	the Registration Statement;

1.2.	a draft of the prospectuses (together the “Prospectus”) contained in the Registration Statement which is in substantially final form; and

1.3.	a draft of the form of the assignment, assumption and amendment agreement to be entered into between Black Spade Acquisition II Co (the “BSII”) and Continental Stock Transfer & Trust Company (“Continental”) and the form of warrant certificate exhibited thereto, in relation to, inter alia, the assignment, assumption and amendment of the Warrant Agreement dated as of August 27, 2024, by and between the Company and Continental (the form of the assignment, assumption and amendment agreement and the warrant certificate, together the “Warrant Agreement”).

Company Registration Number: 200903993W

The documents referred to in items 1.1 to 1.3 are herein sometimes referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed copies of:

1.4.	the third amended and restated memorandum and articles of association of the Company certified by the Secretary of the Company on 11 April 2025 (“Current M&As”);

1.5.	the unanimous written resolutions of the directors of the Company and unanimous written resolutions of the shareholders of the Company both to be passed prior to the effectiveness of the Registration Statements, approving, inter alia, the subdivision of shares (the “Share Subdivision”), adoption of the Listing M&As and the issue of the Class A Ordinary Shares (collectively, the “Resolutions”);

1.6.	the latest drafts of the fourth amended and restated memorandum and articles of association of the Company proposed to become effective immediately prior to the completion of the listing of the Class A Ordinary Shares (the “Listing M&As”);

1.7.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 10 April 2025 (the “Certificate Date”); and

1.8.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents;

2.4.	the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

2.5.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.6.	that the Resolutions will be passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;

2.7.	the Share Subdivision will be legal, valid, binding and effective in accordance with its terms, and the final Warrant Agreement will include the then par value of the Warrant Shares;

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2.8.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.9.	that upon issue of any Class A Ordinary Shares or Warrant Shares by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.10.	that the Company will have sufficient authorised but unissued Class A Ordinary Shares in its share capital to effect the issue of any of the Class A Ordinary Shares at all relevant time, whether as a principal issue or on the conversion, exchange of exercise of the Warrants;

2.11.	that on the date of entering into the Documents and any issue of Class A Ordinary Shares, Warrants and Warrant Shares (the “Securities”), the Company is, and after the date of entering into the Documents and any such issue of Securities, and will be able to pay its debts;

2.12.	that the issue of the Securities by the Company is in furtherance of its objects as set out in the Memorandum of Association of the Company;

2.13.	that the form and terms of the Warrants, the issuance and sale of any Securities by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Memorandum and Articles of Association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands;

2.14.	that the Listing M&As will be duly adopted by the Company in substantially the same form as that examined by us for purposes of this opinion and will become effective immediately prior to the allotment and issue of the Class A Ordinary Shares of the Company;

2.15.	that the Listing M&As will not be amended in any manner that would affect the opinions expressed herein;

2.16.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Securities, and that neither the Warrants nor the Warrants Shares to be issued pursuant to the Warrants will be issued to residents of the Cayman Islands;

2.17.	that all necessary corporate action will be taken to authorise and approve any issuance of the Securities, the terms of any offering thereof and related matters, and that the Documents, and any other purchase, underwriting or similar agreement thereto will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.18.	that the Securities to be offered and sold, will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms pursuant to the applicable governing law and jurisdiction (except to the extent that we expressly opine herein on matters of Cayman Islands law);

2.19.	the validity and binding effect under the laws of the United States of America or the laws of the State of New York (as the case may be, the “Foreign Laws”) of the Documents and that the Registration Statement will be duly filed with the Commission;

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2.20.	that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion;

2.21.	the Company has not taken any action to appoint a restructuring officer; and

2.22.	no restrictions notice (the “Restrictions Notice”) under the Beneficial Ownership Transparency Act has been issued or will be issued with respect to or that may affect, directly or indirectly, any of the shares, interests, rights or obligations of the Company that are the subject of the transactions referred to in the Documents (the “Relevant Interests”).

3.	QUALIFICATIONS

3.1.	The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Documents. In particular, the obligations of the Company under the Documents:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Documents if there are other proceedings in respect of the Documents simultaneously underway against the Company in another jurisdiction.

3.2.	“Non-assessability” is not a legal concept under Cayman Islands law, but when we describe the Class A Ordinary Shares herein as being "non-assessable" we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Class A Ordinary Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such Class A Ordinary Shares and no member shall be bound by an alteration in the constitutional documents of the Company after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Class A Ordinary Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

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3.3.	We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

3.4.	Enforcement of any document to the extent it relates to the Relevant Interests may be affected or prohibited if a Restrictions Notice is issued in respect of such Relevant Interests in accordance with the Beneficial Ownership Transparency Act.

3.5.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	When issued and paid for as contemplated by the Registration Statement and the Warrant Agreement, and registered in the register of members of the Company, the Class A Ordinary Shares and the Warrant Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.3.	When duly executed and delivered by or on behalf of the Company, the Warrant Agreement will constitute the valid and binding obligations of the Company enforceable in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Pte. Ltd.

Conyers Dill & Pearman Pte. Ltd.

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